EXHIBIT 10.21(b)

Auth ID: SUL777 Contact ID: SUL1019 Use Code: 161	FS-2700-23 (v. 10/09) OMB No. 0596-0082
U.S. DEPARTMENT OF AGRICULTURE
FOREST SERVICE
AMENDMENT
FOR

SPECIAL-USE AUTHORIZATION

Amendment#: 1

This amendment is attached to and made a part of the Ski Area Term special use authorization for operating, maintaining, and constructing, as defined in the Master development Plan, a four-season resort issued to WINTER PARK RECREATIONAL ASSOC on 04/29/2016 which is hereby amended as follows:

IV. E. RISK OF LOSS. Shall be replaced with the following:

IV. E. RISKS. The holder assumes all risk of loss to the improvements resulting from natural or catastrophic events, including but not limited to, avalanches, rising waters, high winds, falling limbs or trees, and other hazardous events. If the improvements authorized by this permit are destroyed or substantially damaged by natural or catastrophic events, the authorized officer shall conduct an analysis to determine whether the improvements can be safely occupied in the future and whether rebuilding should be allowed. The analysis shall be provided to the holder within six (6) months of the event.

City and County of Denver through Winter Park Recreational Association as Agent	Arapaho Roosevelt National Forest and Pawnee National Grassland

Holder	Authorized Office

/s/ Sarah Rockwell	/s/ Monte Williams
Holder Name: Sarah Rockwell	Name: Monte Williams
Holder Title: President	Title: Forest Supervisor

May 23, 2016	6 - 2- 2016
Date	Date

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